Exhibit 99.6

NEWS RELEASE	CONTACTS:	News Media
Colin Wheeler
(303) 927-2443

Investor Relations
Dave Dunnewald
(303) 927-2334
Kevin Kim
(303) 927-2515

Molson Coors Brewing Company Announces Pricing of its Offering of
Euro-Denominated Senior Floating Rate Notes

DENVER, Colo., and MONTREAL, Quebec — March 7, 2017 — Molson Coors Brewing Company (NYSE: TAP; TSX: TPX) (“Molson Coors”) announced today the pricing of its previously announced offering of €500 million aggregate principal amount of its Floating Rate Senior Notes due 2019 (the “Notes”). The Notes will bear interest at a floating rate equal to three-month EURIBOR, reset quarterly, plus 0.350% per annum. The offering is expected to close on or about March 15, 2017, subject to customary closing conditions.

After deducting discounts and commissions and estimated offering expenses, Molson Coors expects to receive net proceeds from the offering of approximately €500 million. Substantially concurrently with the offering, Molson Coors expects to issue $1.0 billion aggregate principal amount of its U.S. dollar-denominated senior notes, consisting of $500 million principal amount of 1.900% Senior Notes due 2019 and $500 million principal amount of 2.250% Senior Notes due 2020 (the “Concurrent Offering”). The aggregate principal amount of this offering, together with the Concurrent Offering, is expected to be equivalent to approximately $1.5 billion.

Molson Coors intends to use the net proceeds of this offering and the Concurrent Offering to repay a portion of the amounts outstanding under its term loan facility.

The Notes and the related guarantees are being offered to persons reasonably believed to be qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act. The Notes and the related guarantees have not been registered under the Securities Act or any state or other jurisdiction’s securities laws. Accordingly, the Notes may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements under the Securities Act and any applicable state or other jurisdiction’s securities laws.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of any securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

Overview of Molson Coors

With a story that starts in 1774, Molson Coors has spent centuries defining brewing greatness. As the third largest global brewer, Molson Coors works to deliver extraordinary brands that delight the world’s beer drinkers. From Coors Light, Miller Lite, Carling, Staropramen and Sharp’s Doom Bar to Leinenkugel’s Summer Shandy, Blue Moon Belgian White, Pilsner Urquell, Creemore Springs Premium Lager and Smith & Forge Hard Cider, Molson Coors offers a beer for every beer lover.

Molson Coors operates through Molson Coors Canada, MillerCoors, Molson Coors Europe and Molson Coors International. The company is not only committed to brewing extraordinary beers, but also running a business focused on respect for its employees, communities and drinkers, which means corporate responsibility and accountability right from the start. It has been listed on the Dow Jones Sustainability World Index for the past five years. To learn more about Molson Coors Brewing Company, visit molsoncoors.com, ourbeerprint.com or on Twitter through @MolsonCoors.

Special Note Regarding Forward-Looking Statements

This press release includes estimates or projections that constitute “forward-looking statements” within the meaning of the U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “anticipate,” “project,” “will,” and similar expressions identify forward-looking statements, which generally are not historic in nature. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the company’s historical experience, and present projections and expectations are disclosed in the company’s filings with the SEC. These factors include, among others, our ability to successfully integrate the acquisition of MillerCoors; our ability to achieve expected tax benefits, accretion and cost savings and synergies; impact of increased competition resulting from further consolidation of brewers, competitive pricing and product pressures; health of the beer industry and our brands in our markets; economic conditions in our markets; additional impairment charges; our ability to maintain manufacturer/distribution agreements; changes in our supply chain system; availability or increase in the cost of packaging materials; success of our joint ventures; risks relating to operations in developing and emerging markets; changes in legal and regulatory requirements, including the regulation of distribution systems; fluctuations in foreign currency exchange rates; increase in the cost of commodities used in the business; the impact of climate change and the availability and quality of water; loss or closure of a major brewery or other key facility; our ability to implement our strategic initiatives, including executing and realizing cost savings; our ability to successfully integrate newly acquired businesses; pension plan and other post retirement benefit costs; failure to comply with debt covenants or deterioration in our credit rating; our ability to maintain good labor relations; our ability to maintain brand image, reputation and product quality; and other risks discussed in our filings with the SEC, including our most recent Annual Report on Form 10-K. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.